Exhibit 99.1

                                                          Contact: Paul V. Maier
                                                               Senior VP and CFO
                                                                   (858)550-7573



 LIGAND ANNOUNCES ORGANIZATIONAL CHANGES TO ACCELERATE OPERATIONAL IMPROVEMENTS

         SAN DIEGO, CA, MAY 15, 2003 - Ligand Pharmaceuticals (Nasdaq: LGND) today announced several organizational changes designed to continue improving ongoing operational effectiveness and efficiency in research and development, finance and operations. The changes are effective immediately.

         "I am pleased to announce these promotions and organizational changes as part of our normal review of operational effectiveness and efficiency as an emerging growth biopharmaceutical company," said David E. Robinson, Ligand's chairman, president and chief executive officer. "These changes are designed to continue to translate the lessons of 2002 and the opportunities of 2003 and 2004 into improved operational performance in our pain, oncology and dermatology businesses."

R&D: ANDRES NEGRO-VILAR, MD, PHD, PROMOTED TO EXECUTIVE VP, R&D, AND CSO; PROJECT MANAGEMENT FUNCTION INTEGRATED INTO R&D

         As senior vice president for research and development over the past four years, Dr. Negro-Vilar has better integrated research and development and improved overall productivity. In the past year, Ligand and its collaborative partners have advanced four novel NCEs to human clinical development, a rapid pace similar to the high productivity of the prior two years. Dr. Negro-Vilar also has improved the clinical organization's human resource base; made significant progress in the Targretin(R) (bexarotene) capsules Phase III registration program in non-small cell lung cancer (NSCLC), which is now two-thirds accrued with full patient accrual targeted by year-end; successfully completed the Targretin gel hand dermatitis Ph I/II trial; and managed key oncology trials for ONTAK(R) (denileukin diftitox).


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         Integrating Ligand's team of six project management professionals into the company's overall R&D efforts should further improve efficiency and effectiveness. Strong project management of Ligand's development teams will continue to be a centerpiece of the company's product development success, which has supported the development, registration and commercialization of five products in the United States and two in Europe. Integrating teams and functions also is expected to benefit Ligand's large oncology initiatives, such as filing a Targretin NDA in NSCLC should the Phase III trials prove positive, conducting ONTAK registration trials in chronic lymphocytic leukemia, and conducting Phase II/III trials of Targretin gel in hand dermatitis.

FINANCE: TOD MERTES PROMOTED TO VP, CONTROLLER; NEW INTERNAL AUDIT POSITION CREATED

         As director of finance over the past several years, Mertes has strengthened the finance and accounting functions, kept pace with rapidly changing accounting and legal requirements, and provided critical financial analysis to major transactions such as the AVINZA co-promotion agreement and Ligand's capital financing activities. Before joining Ligand, Mertes had more than 12 years of experience in public accounting at PricewaterhouseCoopers.

         In addition, Ligand has created a new internal audit function to further strengthen its capabilities to perform to the company's own high standards, which are increasingly instituted in new laws and regulations.

OPERATIONS:  TOM SILBERG DEPARTS TO PURSUE OTHER OPPORTUNITIES;

GIAN ALIPRANDI PROMOTED TO SENIOR VP FOR TECHNICAL, SUPPLY AND INTERNATIONAL OPERATIONS;

VPS OF MARKETING, SALES AND MEDICAL AFFAIRS TO REPORT TO CEO

         Silberg, formerly executive vice president and chief operating officer, has left Ligand to pursue other opportunities.


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         Ligand's operating results can be enhanced through the quality and timeliness of strategic and operational decision support to marketing, sales and technical/supply operations. Aliprandi's promotion from vice president and controller, and his new, direct reporting relationship to the CEO, will further strengthen Ligand's strategic sourcing and operational cost efficiency programs through his broad expertise in both finance and operations. Aliprandi has more than 30 years of experience in positions of increasing responsibility in operations, supply, materials management, finance and control.

         In addition, Ligand's continued improvement in operating performance and the benefits of Organon's co-promotion of AVINZA can be further accelerated by better integrating marketing, sales, and medical and professional services for both the company's pain and oncology businesses. Streamlining Ligand's commercial functions into three strong units of marketing, sales, and medical and professional services, all with direct access to the CEO, should help integrate these critical functions and improve the company's commercial performance. These functions are headed by strong, experienced industry professionals, and have been re-structured with focused resources for both Ligand's pain and oncology business segments.

ABOUT LIGAND

         Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs). For more information, go to www.ligand.com.



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CAUTION REGARDING FORWARD-LOOKING STATEMENTS

         This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to operational effectiveness and efficiency, and commercial and R&D performance. Actual events or results may differ from Ligand's expectations. For example, these organizational changes may not improve our operational, commercial or R&D results. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via the company's internet site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.


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